Exhibit 99.1

ATRM REPORTS FIRST QUARTER 2016

RESULTS AND OUTLOOK FOR FISCAL YEAR 2016

St. Paul, Minn (05/16/16)—ATRM Holdings, Inc. (OTCQX: ATRM) (“ATRM” or the “Company”) today reported financial results for its first quarter ended March 31, 2016 and its outlook for the remainder of fiscal year 2016.

Company Operations:

The modular construction business based in South Paris, Maine and operated by the Company’s wholly-owned subsidiary, KBS Builders, Inc. (“KBS”), represents ATRM’s primary operations.

First Quarter 2016 Results:

Net sales were $5.1 million in Q1 2016, compared to $6.8 million in Q1 2015. Residential sales increased to $3.5 million in Q1 2016 compared with $2.4 million in Q1 2015. Commercial sales decreased to $1.6 million in Q1 2016 from $4.4 million in Q1 2015. The increase in residential sales over the prior-year period was attributed to the Company’s emphasis on growing this segment, including an expansion of its builder network, and generally more favorable weather conditions within its market area in 2016. Commercial sales in Q1 2016 included approximately $1.5 million for two multi-tenant buildings that were originally scheduled to be delivered in Q2 2015, but had been delayed due to issues at the customer site and a lawsuit filed by an adjoining landowner, neither of which involved the Company. Residential and commercial sales represented 72% and 28%, respectively, of total net sales in Q1 2016, compared with 35% and 65%, respectively, of total net sales in Q1 2015. The decrease in commercial sales reflects a continuation of the Company’s previously announced strategy to reduce or eliminate the site-related work (electrical, plumbing, heating, air conditioning, etc.) it performs on commercial projects. The Company continues to believe this strategy will improve profit margins and reduce risk on commercial projects in the future. This strategic transition is complete and the Company expects commercial sales will increase during the remainder of fiscal year 2016.

Total costs and expenses decreased to $6.5 million in Q1 2016 compared with $7.9 million in Q1 2015:

●	Cost of sales decreased to $5.4 million in Q1 2016 from $6.9 million in Q1 2015, due primarily to the decrease in commercial sales. Cost of sales in Q1 2016 was high relative to net sales due to the inefficiencies typically associated with lower residential sales activity in the winter season but also due to delays in starting new commercial projects that the Company had scheduled for production during the quarter. Two commercial projects that were originally planned to be produced beginning early in Q1 2016 were ultimately started late in the quarter and in Q2 2016, which contributed to under-absorbed overhead of approximately $0.5 million in Q1 2016. The Company expects its current backlog and increases in sales and production activity will result in significantly improved production efficiencies and gross margins in upcoming quarters.

●	Selling, general and administrative expenses were approximately $1.0 million in each of Q1 2016 and Q1 2015.

Operating loss amounted to approximately ($1.4 million) in Q1 2016 compared with approximately ($1.1 million) in Q1 2015.

Interest expense amounted to approximately $301,000 in Q1 2016 compared with approximately $387,000 in Q1 2015.

Net loss in Q1 2016 was approximately ($1.7 million), or ($0.78) per share, compared with approximately ($1.5 million), or ($1.25) per share, in Q1 2015. Weighted average common shares outstanding was approximately 2,206,000 shares in Q1 2016 and 1,186,000 shares in Q1 2015. The increase in outstanding shares resulted primarily from the completion of a common stock rights offering in September 2015.

Balance Sheet as of March 31, 2016:

●	Cash and cash equivalents amounted to approximately $241,000 at March 31, 2016 compared with approximately $624,000 at December 31, 2015.

●	As previously announced, the Company entered into a loan and security agreement with Gerber Finance Inc. in February 2016, providing KBS with a credit facility with borrowing availability of up to $4.0 million. The outstanding balance under the line of credit amounted to approximately $2.7 million (net of deferred financing costs) at March 31, 2016.

●	The Company’s total long-term debt decreased to $10.1 million at March 31, 2016 compared to $11.4 million at December 31, 2015. In February 2016, the Company used $1.0 million of the proceeds from the Gerber Finance line of credit to reduce its debt owing to Lone Star Value Investors, LP.

Management Comments:

“Total net sales in the first quarter were slightly higher than we expected,” said Dan Koch, ATRM’s president and chief executive officer. “We are particularly pleased with the progress we have made in growing our residential business. We have worked hard to improve our operations, product quality, and customer service and to expand our builder network. These efforts led to an increase in residential sales in Q1 2016 of approximately 50% over the prior-year quarter. We expect to add additional residential builders and continue to grow residential sales during the remainder of fiscal year 2016.”

“We continued to make progress in streamlining our commercial business during Q1 2016,” Mr. Koch continued. “As previously reported, our commercial business slowed during 2014 and 2015 while we completed the “legacy” commercial projects we had assumed at the time of the KBS acquisition in April 2014 and implemented necessary management, operational, and contractual improvements to resume these complex projects. We recently completed the service work on the “legacy” projects and have booked new commercial business with project scopes and terms that are more favorable to KBS. However, the timing of new project starts was later than we anticipated. Commercial production starts scheduled for Q1 2016 were not commenced until late in the quarter and early in Q2. These delays led to production inefficiencies that adversely impacted our Q1 2016 results. We expect our commercial sales will increase during the remainder of fiscal year 2016.”

“We are optimistic about the remainder of fiscal year 2016,” Mr. Koch continued. “Our current backlog is allowing us to fully utilize our two factories, and our builders continue to forecast a very busy building season this summer and through the end of the year. We will continue to follow our disciplined strategy in contracting new commercial business and expect that segment will grow profitably during the remainder of this fiscal year. We expect total sales and our bottom line performance to improve through the end of the year. We continue to believe KBS is capable of generating annual revenues of $40 million and operating profit margins of 5-10% when both factories are fully utilized and we have a goal of reaching the lower end of this profit margin range by the end of fiscal year 2016.”

About ATRM Holdings, Inc.

ATRM Holdings, Inc. (OTCQX: ATRM), through its wholly-owned subsidiaries KBS Builders, Inc. and Maine Modular Haulers, Inc., manufactures modular housing units for commercial and residential applications. ATRM is based in St. Paul, Minnesota, with facilities in South Paris and Waterford, Maine. ATRM’s website is www.atrmholdings.com.

Forward-Looking Statements

This press release may contain “forward-looking statements”, as such term is used within the meaning of the Private Securities Litigation Reform Act of 1995. These “forward-looking statements” are not based on historical fact and involve assessments of certain risks, developments, and uncertainties in the Company’s business looking to the future. Such forward-looking statements can be identified by the use of terminology such as “may”, “will”, “should”, “expect”, “anticipate”, “estimate”, “intend”, “continue”, or “believe”, or the negatives or other variations of these terms or comparable terminology. Forward-looking statements may include projections, forecasts, or estimates of future performance and developments. These forward-looking statements are based upon assumptions and assessments that the Company believes to be reasonable as of the date hereof. Whether those assumptions and assessments will be realized will be determined by future factors, developments, and events, which are difficult to predict and may be beyond the Company’s control. Actual results, factors, developments, and events may differ materially from those the Company assumed and assessed. Risks, uncertainties, contingencies, and developments, including those discussed in the Company’s filings with the Securities and Exchange Commission, could cause the Company’s future operating results to differ materially from those set forth in any forward-looking statement. There can be no assurance that any such forward-looking statement, projection, forecast or estimate contained can be realized or that actual returns, results, or business prospects will not differ materially from those set forth in any forward-looking statement. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future results, events or developments.

Contact:	Paul H. Askegaard
ATRM Holdings, Inc.
(651) 704-1812

ATRM Holdings, Inc.

Consolidated Statements of Operations

(Unaudited)

(in thousands, except per share data)

	Three Months Ended
	March 31,
	2016	2015

Net sales	$5,051	$6,801
Costs and expenses:
Cost of sales	5,434	6,882
Selling, general and administrative expenses	1,027	1,017
Total costs and expenses	6,461	7,899

Operating loss	(1,410)	(1,098)
Interest expense	(301)	(387)
Change in fair value of contingent earn-out	1	-
Loss from operations before income taxes	(1,710)	(1,485)
Income tax expense	(4)	-
Net Loss	$(1,714)	$(1,485)

Loss per common share - basic and diluted	$(0.78)	$(1.25)

Weighted average common shares outstanding - basic and diluted	2,206	1,186

ATRM Holdings, Inc.

Consolidated Balance Sheets

(Unaudited)

(in thousands)

	March 31, 2016	December 31, 2015

Assets:
Current assets:
Cash and cash equivalents	$241	$624
Accounts receivable, net	1,071	2,563
Costs and estimated profit in excess of billings	746	472
Inventories	944	1,241
Fair value of contingent earn-out, current	379	329
Other current assets	180	173
Total current assets	3,561	5,402

Property, plant and equipment, net	4,410	4,452

Fair value of contingent earn-out, noncurrent	461	548
Goodwill	1,733	1,733
Intangible assets, net	1,304	1,355

Total assets	$11,469	$13,490

Liabilities and shareholders’ deficit:
Current liabilities:
Note payable - revolving line of credit	$2,733	$-
Current portion of long-term debt	1,122	1,105
Trade accounts payable	2,419	3,491
Billings in excess of costs and estimated profit	540	765
Accrued compensation	260	104
Other accrued liabilities	1,315	1,984
Total current liabilities	8,389	7,449

Long-term debt, less current portion	8,936	10,252
Deferred income taxes	15	13

Shareholders’ deficit	(5,871)	(4,224)

Total liabilities and shareholders’ deficit	$11,469	$13,490